Land Lease Agreement of Xuelingxian Crude Medicinal Herbs Standard Planting Base

Contract No. XLX-ZD 2011-002
Party A: Anhui Xuelingxian Pharmaceutical Co., Ltd.
Party B: Mengwang Village Committee, Dayang Town, Qiaocheng District

This agreement has been concluded by and between Party A and Party B to guarantee the mutual benefits of the two parties, as well as develop standard and scaling crude drug production base.

1.	Land status
Party B leases the land located in Mengwang Village, Dayang Town, Qiaocheng District to Party A, covering 33.7603 northern latitude and 115.9034 east longitude to east; 33.7408 northern latitude and 115.8900 east longitude to south; 33.7433 northern latitude and 115.8687 east longitude to west; 33.7715 northern latitude and 115.8848 east longitude to north; total leased area of 4,800 Chinese Mu.
2.	Responsibilities and obligations of Party A
(1)	Party A shall select the land in accordance with the conditions like atmosphere, soil and water pollution, etc.
(2)	Party A shall select the planting categories, design the planting plan and guide the planting techniques.
(3)	Lease term and payment:
Lease term: The leased term is five years from Jan. 1, 2011 to Dec. 31, 2015. After the contract expires, if Party A continues the lease, it has the priority to lease the land.
Lease fee: The lease fee is 1100.00 Yuan/Chinese Mu, covering the total amount of 5.28 million Yuan. Party A shall pay the rent to Party B before April 30 of each year, and the overdue fee shall be paid 8% interest rate each year.
(4)	Party A shall provide the seeds and sprouts.
(5)	Party A shall take this land for the legal production and operation, otherwise, Party B has right to take back the land use right and terminate the Contract.
(6)	Party A shall take charge of the accidents and damages of other people occurred in the lease term owing to the production or operation.
3.	Responsibilities and obligations of Party B
(1)
Party B promises to have the legal land use right of the land in article 1 of this Contract, and it has right to lease the land to be used by Party A (building the medicinal herbs planting base). If it violates, Party B will return all the rents to Party A.

(2)
Party B shall guarantee the completeness of the basic facilities like water and electricity in the land and assist in Party A coordinating the matters related to the water and electricity suppliers; all fees shall be assumed by Party B.

(3)
If the land purpose shall be re-planned or adjusted by the superior competent government departments, Party B has the responsibility and obligation to coordinate with the superior competent government departments, and re-arrange the land with the same size in Bozhou for Party A suitable for Party A’s standard crude medicinal herbs production.

(4)	Party B has the responsibility and obligation to assist in Party A solving disputes aroused by the land operation between Party A and the local villagers.

4. Applicable law
The Agreement is entered legally according to the Measures of the People's Republic of China for the Administration of the Certificates of the Right to Contracted Management of Rural Land and the Measures of the People's Republic of China for the Administration of the Circulation of the Right to Contracted Management of Rural Land, binding upon both parties.

5. Others
(1) Party A and Party B have the right to terminate the contract during the lease term. If Party A terminates the contract in advance, it shall notify Party B before Party B investing to produce. If Party B terminates the contract in advance, it shall notify Party A before Party A investing to produce, so as to avoid the economic losses of both parties.
(2) Disputes aroused shall be solved by both parties through negotiation; if the negotiation fails, any party has the right to appeal to the People’s Court of the place of the land (or apply for arbitration to Bozhou Municipal Arbitration Committee).
(3) Matters unmentioned here shall be solved by both parties through negotiation. The contract has two copies, with Party A and Party B holding one respectively.

Party A: Anhui Xuelingxian Pharmaceutical Co., Ltd. (Seal)	Party B: Mengwang Village Committee, Dayang Town, Qiaocheng District (Seal)
Signature: Wang Shunli	Signature: Wang Fengxiang
April 15, 2011	April 15, 2011